UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 14, 2011

Geeknet, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-28369	77-0399299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11216 Waples Mill Road, Suite 100
Fairfax, VA 22030
(Address of principal executive offices, including zip code)

(877) 433-5638
(Registrant’s telephone number, including area code)

650 Castro St. Suite 450, Mountain View, CA 94104
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01         Other Events

The Company's Board of Directors has approved an ‘odd lot’ share repurchase program (the "Share Repurchase Program") up to a maximum of One Million Dollars ($1,000,000).  This is a voluntary program through which shareholders owning fewer than 100 shares of Geeknet common stock may sell all their shares or purchase enough additional shares to increase their holdings to 100 shares. Geeknet will be paying the transaction costs associated with this Program.

Share repurchases under the Share Repurchase Program may be made solely through this special program.

During the Share Repurchase Program, shares submitted for sale will be matched to shares requested for purchase by other participating shareholders. If more shares are requested for sale than for purchase, Geeknet will purchase the unmatched shares and shareholders will receive or pay the average of the closing market prices of Geeknet stock for the days of the Share Repurchase Program on which Geeknet common stock was traded. If more shares are requested for purchase than for sale, the balance of shares not matched will be traded in the open market throughout the Share Repurchase Program and a few days afterward. A weighted average price will be determined by these market trades for the Share Repurchase Program and that is the price shareholders will be paid or will pay. Weighted averaging means the per share price is obtained by dividing the aggregate dollar amount of all purchases of shares by the total number of shares purchased on behalf of such participants during the Share Repurchase Program.

Geeknet will accept tenders of up to $1,000,000 on a first come basis. Any shares in excess of $1,000,000 will be sold on the open market and a weighted average price will be paid. Weighted averaging means the per share price is obtained by dividing the aggregate proceeds (or cost) of all sales (or purchases) of shares for participants during the Share Repurchase Program by the total number of shares sold (or purchased) on behalf of such participants during the Share Repurchase Program.

This program will run from February 14, 2011 until March 18, 2011, unless extended. The Share Repurchase Program may be modified or discontinued at any time by the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEEKNET, INC. a Delaware corporation

By:	/s/ Kathryn McCarthy
Kathryn McCarthy Executive Vice President and Chief Financial Officer

Date:  February 14, 2011